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                                                                       EXHIBIT 4

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                                                                       EXHIBIT 4


                      PRUDENTIAL EMERGING GROWTH FUND, INC.


                   INSTRUMENTS DEFINING RIGHTS OF SHAREHOLDERS


The following is a list of the provisions of the Articles of Incorporation and By-Laws of Prudential Emerging Growth Fund, Inc. setting forth the rights of shareholders.


I.   RELEVANT PROVISIONS OF ARTICLES OF INCORPORATION:

     ARTICLE IV     -    Common Stock
     ARTICLE VI     -    Indemnification of Directors and Officers
     ARTICLE VII    -    Miscellaneous
     ARTICLE VIII   -    Amendments


II.  RELEVANT PROVISIONS OF BY-LAWS:

     ARTICLE I      -    Stockholders
     ARTICLE IV     -    Capital Stock
     ARTICLE VII    -    Indemnification
     ARTICLE IX     -    Amendment of By-Laws